Exhibit 99.1

SWS Group, Inc. Elects Christie S. Flanagan and Tyree B. Miller to

Board of Directors

Stockholders Re-elect Nine Current Directors at Annual Meeting

Board Names Frederick R. Meyer Chairman

DALLAS – November 22, 2011 – SWS Group, Inc. (NYSE: SWS) (the “Company”) today announced the election of Christie S. Flanagan and Tyree B. “Ty” Miller to its Board of Directors at a meeting of the Company’s Board, following the Company’s annual meeting of stockholders held November 17, 2011. With the addition of these two new directors, the SWS Group Board has been expanded to 11 members, eight of whom are independent. Messrs. Flanagan and Miller will stand for election by SWS Group stockholders at the Company’s next annual meeting in November 2012.

“We are pleased to welcome two such accomplished executives to our Board of Directors,” said James H. Ross, President and Chief Executive Officer of SWS Group, Inc. “Their extensive experience in the financial services industry, particularly as it relates to banking issues, promises to be a valuable asset as we pursue renewed strength and managed growth. We look forward to benefiting from the unique insight and specialized knowledge they will bring to SWS Group.”

Effective immediately, Messrs. Flanagan and Miller will serve on the Audit Committee of the Board of Directors. They join the following SWS Group directors who were re-elected by stockholders at the November 17 annual meeting:

•	James H. Ross, 62, president and CEO of SWS Group;

•	Robert A. Buchholz, 51, founder and chairman of the board, Town Center Holdings, Inc.;

•	Brodie L. Cobb, 50, founder and managing director of Presidio Financial Partners, LLC;

•	J. Taylor Crandall, 57, managing director of Oak Hill Capital Partners;

•	Gerald J. Ford, 67, chairman of the board of Hilltop Holdings Inc.;

•	Larry A. Jobe, 71, founder and chairman of the board of Legal Network, Ltd.;

•	Frederick R. Meyer, 83, former chairman of the board of Aladdin Industries, Inc.;

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SWS announces election of directors / 2

•	Dr. Mike Moses, 59, former Texas Commissioner of Education; and

•	Joel T. Williams III, 63, president of Bristol Investment Company.

In addition, the Company also announced that the Board of Directors has elected Mr. Meyer as Chairman. Mr. Meyer has served as a director since 1991 and as lead director since 2006. Former chairman and co-founder of SWS Group, Inc., Don A. Buchholz, 82, was named Chairman Emeritus following the completion of his term, after announcing in October that he would not seek re-election to the Board.

Christie S. Flanagan

Mr. Flanagan, 73, has practiced law since 1962 and has served as Counsel at Hunton & Williams, LLP, of Dallas since April 2007. He served as Of Counsel at Jenkens & Gilchrist from 2002 to 2007, where he also practiced for over 25 years, serving as head of the Corporate/Securities Section and as a managing partner. He has held executive-level positions and served as legal counsel for several banking firms and has an extensive background in legal, financial, accounting and regulatory matters.

Tyree B. “Ty” Miller

Mr. Miller, 58, has been in private equity and money management since 2004, following a 28-year career with Bank One Corporation. His tenure with Bank One included the positions of president and CEO of Global Treasury Services, and chairman and CEO of Bank One Texas, NA. Mr. Miller serves on the board of directors of A.H. Belo Corporation, on the investment sub-committee of Texas Health Resources and as director of COMM Group, Inc., an online travel company. He also serves as an advisory director of Colonnade Advisors, LLC, and on the executive board of the Cox School of Business at Southern Methodist University.

About SWS Group

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients; and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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SWS announces election of directors / 3

Contact:	Ben Brooks, Corporate Communications, SWS Group, Inc.
(214) 859-6351, bdbrooks@swst.com

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